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                                                             Exhibit 5
December 7, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Airgas, Inc.
        SEC File No. 33-64633
        ---------------------

Dear Sir or Madam:

     We have acted as counsel to Airgas, Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of a registration statement on Form S-3, which was filed with the Securities and Exchange Commission on November 29, 1995 and amended on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

     The Registration Statement covers up to 120,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issued or issuable to the Selling Stockholders. Of the total number of Shares covered by the Registration Statement, 108,089 Shares were issued by the Company on December 1, 1995 pursuant to the Agreement and Plan of Reorganization dated December 1, 1995 by and among US Airgas, Inc. and National Welding Supply Co., Daniel C. Parris and The Parris Family Trust C.(the "Merger Agreement") and the balance of up to 11,911 Additional Shares may be issued to the Selling Stockholders pursuant to the Registration Rights and Price
Guarantee Agreement dated as of December 1, 1995 between Airgas, Inc. and the shareholders of National Welding Supply Co.(the "Registration Rights Agreement").

     We have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, as amended, the minutes of actions taken by the Board of Directors of the Company and such other instruments as we deemed necessary for the opinions rendered herein. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the opinion that:

     1. The 108,089 Shares issued under the terms of the Merger Agreement are validly issued, fully paid and non-assessable.

     2. The 11,911 Shares that may be issued under the terms of the Registration Rights Agreement, when issued in accordance with the terms of the Registration Rights Agreement, will be validly issued, fully paid and non-assessable.

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   We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                     Sincerely,

                                     McCausland, Keen & Buckman



                                     By:/S/Nancy D. Weisberg
                                        _____________________
                                        Vice President

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